Registration No. 333-85488
Filed Pursuant to Rule 424(b)(2)

John Hancock Life Insurance Company

SignatureNotes

With Maturities of Twelve Months or More from Date of Issue

Pricing Supplement No. 25	Trade Date: 1/21/2003
(To Prospectus dated July 22, 2002)	Issue Date: 1/24/2003

The date of this Pricing Supplement is January 21, 2003

CUSIP or Common Code:	41013MFL9	41013MFM7	41013MFN5	41013MFP0	41013MFQ8

Price to Public:	100.000%	100.000%	100.000%	100.000%	100.000%

Proceeds to Issuer:	$2,720,887.50	$1,238,016.00	$1,519,650.00	$1,217,710.00	$1,539,555.00

Discounts and Commissions:	0.625%	0.800%	1.000%	1.400%	1.500%

Reallowance:	0.150%	0.150%	0.150%	0.200%	0.200%

Dealer:	99.500%	99.350%	99.200%	98.800%	98.800%

Maturity Date:	1/15/2006	1/15/2007	1/15/2008	1/15/2011	1/15/2013

Stated Annual Interest Rate:	2.600%	3.100%	3.600%	4.350%	4.850%

Interest Payment Frequency:	Monthly	Monthly	Monthly	Monthly	Monthly

First Payment Date:	2/15/2003	2/15/2003	2/15/2003	2/15/2003	2/15/2003

Additional Amounts:	N/A	N/A	N/A	N/A	N/A

Survivor’s Option:	Yes	Yes	Yes	Yes	Yes

Callable by Issuer:

If Callable by Issuer, dates and terms of redemption (including the redemption price)	N/A	N/A	N/A	N/A	N/A

Original Issue Discount[1]:	N/A	N/A	N/A	N/A	N/A

Other Material Terms (if any):	N/A	N/A	N/A	N/A	N/A

1    For information regarding certain tax provisions applicable to Original Issue Discount notes, including zero-coupon notes, see “Tax Consequences to U.S. Holders — Original Issue Discount Notes” in the Prospectus.

Registration No. 333-85488
Filed Pursuant to Rule 424(b)(2)

John Hancock Life Insurance Company

SignatureNotes

With Maturities of Twelve Months or More from Date of Issue

Pricing Supplement No. 25	Trade Date: 1/21/2003
(To Prospectus dated July 22, 2002)	Issue Date: 1/24/2003

The date of this Pricing Supplement is January 21, 2003

CUSIP or Common Code:	41013MFR6	41013MFS4	41013MFT2	41013MFU9

Price to Public:	100.000%	100.000%	100.000%	100.000%

Proceeds to Issuer:	$1,944,367.50	$2,695,000.00	$608,400.00	$8,667,892.50

Discounts and Commissions:	1.750%	2.000%	2.500%	2.750%

Reallowance:	0.275%	0.350%	0.350%	0.350%

Dealer:	98.600%	98.350%	97.850%	97.600%

Maturity Date:	1/15/2015	1/15/2018	1/15/2023	1/15/2028

Stated Annual Interest Rate:	5.000%	5.350%	5.450%	5.700%

Interest Payment Frequency:	Semi	Monthly	Monthly	Monthly

First Payment Date:	7/15/2003	2/15/2003	2/15/2003	2/15/2003

Additional Amounts:	N/A	N/A	N/A	N/A

Survivor’s Option:	Yes	Yes	Yes	Yes

Callable by Issuer:		Yes		Yes

If Callable by Issuer, dates and terms of redemption (including the redemption price)	N/A	1/15/2006 Callable one time only at 100% on call date above with 30 days notice.	N/A	1/15/2008 Callable one time only at 100% on call date above with 30 days notice.

Original Issue Discount[2]:	N/A	N/A	N/A	N/A

Other Material Terms (if any):	N/A	N/A	N/A	N/A

2    For information regarding certain tax provisions applicable to Original Issue Discount notes, including zero-coupon notes, see “Tax Consequences to U.S. Holders — Original Issue Discount Notes” in the Prospectus.